                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

   The Goldman Sachs Group, L.P.
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   (Last)               (First)                 (Middle)

    85 Broad Street
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                                    (Street)

    New York,                        New York                      10004
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   (City)                           (State)                       (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

   March 8, 1999
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   NTL Incorporated
   (NTLI)
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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



      --------------------------------------------------------------------

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6. If Amendment, Date of Original (Month/Year)


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7. Individual or Joint/Group Filing  (Check applicable line)

   [   ] Form Filed by One Reporting Person
   [ X ] Form Filed by More than One Reporting Person

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

====================================================================================================================================
                                Table I -- Non-Derivative Securities Beneficially Owned                                            |
====================================================================================================================================
                              |                                |                     |                                             |
                              |                                |                     |                                             |
                              |                                | 3. Ownership Form:  |                                             |
                              |       2. Amount of Securities  |    Direct (D) or    |                                             |
1. Title of Security          |          Beneficially Owned    |    Indirect (I)     | 4. Nature of Indirect Beneficial Ownership  |
   (Instr. 4)                 |          (Instr. 4)            |    (Instr. 5)       |    (Instr.5)                                |
------------------------------------------------------------------------------------------------------------------------------------
                              |                                |                     |                                             |
Common Stock                  |             01                 |         01          |                     01                      |
------------------------------------------------------------------------------------------------------------------------------------
                              |                                |                     |                                             |
                              |                                |                     |                                             |
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one  Reporting  Person,  see  Instruction
 5(b)(v).


FORM 3 (continued)

====================================================================================================================================
                                  Table II -- Derivative Securities Beneficially Owned                                             |
                             (e.g., puts, calls, warrants, options, convertible securities)                                        |
====================================================================================================================================
                        |                       |                                      |              |               |            |
                        |                       |                                      |              | 5. Owner-     |            |
                        |                       |   3. Title and Amount of Securities  |              |    ship       |            |
                        |                       |      Underlying Derivative Security  |              |    Form of    |            |
                        |2. Date Exercisable    |      (Instr. 4)                      |              |    Derivative |            |
                        |   and Expiration Date |   ---------------------------------  | 4. Conver-   |    Security:  |            |
                        |   (Month/Day/Year)    |                       |  Amount      |    sion or   |    Direct     |6.Nature of |
                        |---------------------- |                       |  or          |    Exercise  |    (D) or     |  Indirect  |
                        |Date      |Expira-     |                       |  Number      |    Price of  |    Indirect   |  Beneficial|
1. Title of Derivative  |Exer-     |tion        |                       |  of          |    Derivative|    (I)        |  Ownership |
   Security (Instr. 4)  |cisable   |Date        |   Title               |  Shares      |    Security  |    (Instr.5)  |  (Instr. 5)|
------------------------------------------------------------------------------------------------------------------------------------
                        |          |            |                       |              |              |               |            |
                        |          |            |                       |              |              |               |            |
                        |          |            |                       |              |              |               |            |
===================================================================================================================================+

Instruction 5(b)(v) list of other Reporting Persons:

This statement is being filed by European Cable Capital Partners, L.P. ("European Partners"), European Cable Capital Partners Holding, Inc. ("European Holding"), GS Capital Partners, L.P. ("GSCP"), GS Advisors, L.P. ("GS
Advisors"), Stone Street Fund 1996, L.P. ("Stone 1996"), Bridge Street Fund 1996, L.P. ("Bridge 1996"), Stone Street Empire Corp. ("Empire Corp."), Goldman Sachs Performance Partners, L.P. ("Performance Partners"), Commodities Corporation LLC ("Commodities Corp."), Goldman, Sachs & Co. ("Goldman Sachs") and The Goldman Sachs Group, L.P. ("GS Group" and, together with European Partners, European Holding, GSCP, GS Advisors, Stone 1996, Bridge 1996, Empire Corp., Performance Partners, Commodities Corp. and Goldman Sachs, the "Reporting Persons"). The principal business address of each of European Partners, European Holding, GSCP, GS Advisors, Stone 1996, Bridge 1996, Empire Corp., Goldman Sachs and GS Group is 85 Broad Street, New York, New York 10004. The principal business address of each of Performance Partners and Commodities Corp. is 701 Mount Lucas Road, Princeton, New Jersey 08540.

Explanation of Responses:

01: Goldman Sachs and GS Group may be deemed to own beneficially and indirectly in the aggregate 8,942,397 shares of common stock of NTL Incorporated ("Common Stock") through European Partners, GSCP, Stone 1996, Bridge 1996 (collectively, the "Limited Partnerships") and Performance Partners. Affiliates of Goldman Sachs and GS Group are the general partner, managing general partner or managing partner of the Limited Partnerships. European Holding is a wholly-owned subsidiary of GSCP. Goldman Sachs is the investment manager of GSCP. GS Group is a general partner of and owns a 99% interest in Goldman Sachs. Commodities Corp. is the general partner and trading manager of Performance Partners. Commodities Corp. is a subsidiary of GS Group and an advisory affiliate of a separate operating division of Goldman Sachs. Goldman Sachs and GS Group each disclaim beneficial ownership of the securities reported herein except to the extent of their pecuniary interest therein.

European Partners may be deemed to own beneficially and directly and its general partner European Holding, may be deemed to own beneficially and indirectly
8,413,198  shares  of  Common  Stock.   European  Holding  disclaims  beneficial
ownership of the securities reported herein except to the extent of its pecuniary interest therein.

GSCP may be deemed to own beneficially and directly 266,406 shares of Common Stock, and may be deemed to own beneficially and indirectly 8,413,198 shares of Common Stock through European Partners. GS Advisors, the general partner of GSCP, may be deemed to own beneficially and indirectly 8,679,604 shares of Common Stock. GS Advisors and GSCP disclaim beneficial ownership of the securities reported herein as indirectly owned except to the extent of their pecuniary interest therein.

Stone 1996 may be deemed to own beneficially and directly and its general partner, Empire Corp., may be deemed to own beneficially and indirectly 156,416 shares of Common Stock. Empire Corp. disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

Bridge 1996 may be deemed to own beneficially and directly and its general partner, Empire Corp., may be deemed to own beneficially and indirectly 106,077 shares of Common Stock. Empire Corp. disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

Performance Partners may be deemed to own beneficially and directly and its general partner, Commodities Corp., may be deemed to own beneficially and indirectly 300 shares of Common Stock. Commodities Corp. disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

Signatures:

EUROPEAN CABLE CAPITAL PARTNERS, L.P.


By:  s/ Roger S. Begelman
     ---------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact


EUROPEAN CABLE CAPITAL PARTNERS HOLDING, INC.


By:  s/ Roger S. Begelman
     ---------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact


GS CAPITAL PARTNERS, L.P.


By:  s/ Roger S. Begelman
     ---------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact


GS ADVISORS, L.P.


By:  s/ Roger S. Begelman
     ---------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact


STONE STREET FUND 1996, L.P.


By:  s/ Roger S. Begelman
     ---------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact


BRIDGE STREET FUND 1996, L.P.


By:  s/ Roger S. Begelman
     ---------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact


STONE STREET EMPIRE CORP.


By:  s/ Roger S. Begelman
     ---------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact


GOLDMAN SACHS PERFORMANCE PARTNERS, L.P.


By:  s/ Roger S. Begelman
     -------------------------
     Name:   Roger S. Begelman
     Title:  Attorney-in-fact


COMMODITIES CORPORATION LLC


By:  s/ Roger S. Begelman
     -----------------------
     Name:   Roger S. Begelman
     Title:  Attorney-in-fact


THE GOLDMAN SACHS GROUP, L.P.


By:  s/ Roger S. Begelman
     ---------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact


GOLDMAN, SACHS & CO.


By:  s/ Roger S. Begelman
     ---------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact


Date:     March 24, 1999

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

       Alternatively,   this  form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.